[FORM OF OPINION OF ICE MILLER LLP]

Exhibit 5.1

October __, 2010

Board of Directors

Vera Bradley, Inc.

2208 Production Road

Fort Wayne, Indiana 46808

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Vera Bradley, Inc., an Indiana corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (Registration No. 333-167934) (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to 11,000,000 shares of the Company’s authorized Common Stock (the “Shares”), by the Company and certain selling shareholders of the Company named in the Registration Statement. Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to them in the Registration Statement.

We have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.	The Registration Statement, as amended through the date hereof;

2.	A copy of the Second Amended and Restated Articles of Incorporation of the Company, together with all amendments thereto;

3.	A copy of the Amended and Restated Bylaws of the Company, as amended to date;

4.	An Officer’s Certificate of even date herewith as to certain factual matters; and

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

Board of Directors

Vera Bradley, Inc.

October __, 2010

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communications from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (iii) that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the offer and sale of the Common Stock will have been duly satisfied. The opinion set forth herein is limited to the law of the State of Indiana.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that, if and when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus that is a part of the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,